Exhibit 1

JOINT FILING AGREEMENT

This Agreement is made this 13th day of January, 2021, by and among each of the undersigned.

WHEREAS, each of the undersigned is required to file Schedule 13D with respect to ownership of securities in SMTC Corporation;

NOW, THEREFORE, in accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in SMTC Corporation.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

EMS SILVER INC.

By:	/s/ Phillip Wood-Smith
Name:	Phillip Wood-Smith
Title:	President

EMS TOPCO SILVER INC.

By:	/s/ Phillip Wood-Smith
Name:	Phillip Wood-Smith
Title:	President

H.I.G. MIDDLE MARKET LBO FUND III, L.P.

By: H.I.G. Middle Market Advisors III, LLC, its general partner

By: H.I.G.-GPII, Inc., its manager

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

H.I.G. MIDDLE MARKET ADVISORS III, LLC

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

H.I.G.-GPII, INC.

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

Sami W. Mnaymneh

/s/ Sami W. Mnaymneh

Anthony A. Tamer

/s/ Anthony A. Tamer